WEED & CO. LLP

4695 MACARTHUR COURT, SUITE 1430

NEWPORT BEACH, CALIFORNIA 92660-2164

TELEPHONE (949) 475-9086 FACSIMILE (949) 475-9087

August 27, 2007

Board of Directors

Healthcare Business Services Groups, Inc.

1105 Terminal Way, Suite 220

Reno, NV 89502

Re: Form SB-2 Registration Statement; Opinion of Counsel & Consent

Dear Members of the Board:

You have requested our opinion with respect to certain matters in connection with Healthcare Business Services Groups, Inc. (the "Company") filing of a registration statement on Form SB-2 (the "Registration Statement") with the Securities and Exchange Commission covering the offering of an aggregate of 6,130,150 shares of the Company's common stock, $.001 par value (the "Shares") by the selling security holders.

In connection with this opinion, we have examined the Registration Statement and such other documents, records, certificates, memoranda and other instruments as we deemed necessary for the basis of this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

Our opinion is based upon the law of the State of Nevada where the Company is incorporated. Our opinions expressed below are consistent with the Nevada Constitution, all applicable statutory provisions, and reported judicial decisions interpreting those laws.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold by the selling security holders in accordance with the Registration Statement and related prospectus, will be legally issued, fully paid and non-assessable.

Weed & Co. LLP has not given an opinion on  other legal matters concerning the registration or offering of the securities.

We consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to our firm under the caption “Experts” in the Registration Statement.

Very truly yours,

/s/ Weed & Co. LLP

Weed & Co. LLP